Exhibit 10.8
ETHANOL MARKETING AGREEMENT
This Ethanol Marketing Agreement (“Agreement”) is made and entered into as of the 9th day of October, 2006, by and between E ENERGY ADAMS, LLC, a Nebraska limited liability company (“E ENERGY”), and AVENTINE RENEWABLE ENERGY, INC., a Delaware corporation (“ARE”) (each a “Party”, and collectively the “Parties”).
In consideration of the mutual terms and conditions contained herein, the Parties agree as follows:
1.	Term and Termination: The term of this Agreement shall commence on the date hereof and shall continue for a primary term of three (3) years, from the first day of the first month commencing after the date of the first Bill of Lading delivered hereunder and thereafter; automatically renewing for successive one (1) year terms, unless terminated on the expiration date of the initial three (3) year primary term, or on the expiration date of any subsequent one (1) year renewal term, in each case by either Party with at least one (1) year written notice prior to such expiration date. If one of the parties breaches the terms of this Agreement, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach. After receiving the written notice, the breaching party will then have thirty (30) days to cure the breach, if the breach does not involve a failure to market and distribute the ethanol as required by this Agreement. If the breach does involve a failure to market and distribute the ethanol as required by this Agreement, then the breaching party will have five (5) calendar days after receiving the written notice to cure the breach. If the breaching party does not cure any breach within the applicable cure period, then the non-breaching party will have the right to terminate this Agreement immediately.

2.	Quantity and Quality

E ENERGY shall sell exclusively to ARE its total output of “Ethanol” (as hereinafter defined), currently anticipated to be fifty million (50,000,000) gallons per year. Ethanol shall be delivered FOB the Plant, and title shall pass on the date of the Bill of Lading.
A.	For purposes of this Agreement, the “Ethanol” of E ENERGY shall include all fuel-grade ethanol produced at E ENERGY’s Adams, Nebraska, facility (the “Plant”), except that E ENERGY shall retain the right to ratably market up to ten percent (10%) of E ENERGY’s total annual production. E ENERGY shall give sufficient advance written notice of such gallons to ARE as the parties may agree. Upon receipt of such notice from E ENERGY, ARE shall grant written permission to E ENERGY to make such gallons available for marketing by E ENERGY as soon as possible, and such permission shall not be unreasonably withheld. Under no circumstance shall any gallons committed to customers of ARE be available for marketing by E ENERGY. Once permission is granted to E ENERGY by ARE, the requested gallons shall become the sole responsibility of E ENERGY.
B.	Such Ethanol shall meet or exceed all industry standards or any specifications so required by the customer. ARE shall have the right to reject any Ethanol which does not meet such standards and such standards are subject to change by ARE.
3.	ARE shall:
A.	Be solely responsible for the marketing, sale and delivery of all of the Ethanol produced by E ENERGY at the Plant, at the price outlined in Section 5.

B.	Remit payment to E ENERGY for the Ethanol as provided in Section 5; and

C.	Be solely responsible for scheduling all shipments of Ethanol with E ENERGY, which shall include obtaining sufficient railcar, tank trucks and other transport as may be needed to handle said production, negotiating rates and tariffs to be charged for delivery of said production to the customer, ascertaining that said production is delivered where contracted as intended, handling all purchase agreements with customers and any complaints in connection therewith and collecting all accounts and undertaking any legal collection procedures as may be necessary.

D.	Commit all of ARE’s Midwest equity gallons to the pool.
4.	E ENERGY shall:
A.	Provide to ARE on a timely basis a fifteen month production forecasts, monthly updates to the fifteen month production forecasts, daily plant inventory balances and shipment information, and other information reasonably requested by ARE. E ENERGY shall use its reasonable best efforts to meet the monthly production targets reflected in the fifteen month production forecast;

B.	Notify ARE promptly of any material unscheduled shut-down, suspension, or significant decrease in production at the Plant that was not reported in the rolling fifteen month production forecasts or monthly updates provided under Section 4.A. above;

C.	Provide to ARE specifications and certificates of analysis of the Ethanol sold to ARE that are consistent with the specifications referred to in Section 2.B. above. E ENERGY shall, at its expense, provide or cause to be provided all testing and related test equipment at or in the vicinity of the Plant to determine compliance with such specifications. ARE or its representative may, at ARE’s expense, have the right to perform periodic tests to determine compliance with such specifications.

D.	Be responsible for compliance with all federal, state, and local rules, regulations, and requirements regarding the shipment of Ethanol from the Plant, including but not limited to, all U.S. Department of Transportation (“DOT”) requirements relating to shipment of hazardous materials (e.g. proper paperwork, railcars meeting DOT requirements, etc.).

E.	Provide for a minimum of eight (8) calendar days storage of the Ethanol on E ENERGY’s premises at E ENERGY’s cost;

F.	For all gallons sold to ARE, use certified meters or weight-scales that provide both gross and net 60º Fahrenheit temperature compensated gallons; and

G.	Provide any of the information to be provided by E ENERGY pursuant to this Section 4 to ARE electronically in data form, if such information is available in such form.
5.	Pricing and Commission
A.	Sales Price. The per gallon sale price E ENERGY shall receive for the Ethanol sold to ARE under this Agreement shall be based on the “Alliance Net Pool Price” (as defined below) which shall be adjusted to reflect the “Pooled Volume Adjustment” and/or “Pooled Volume True-Up” (as those terms are defined below), as applicable. An illustrative example of the calculation of Alliance Net Pool Price is attached as Exhibit A hereto.
a.	“Alliance Net Pool Price” shall mean, with respect to any month, (i) the weighted average gross price per gallon received by ARE for all fuel grade Ethanol that was (A) supplied by an alliance partner or produced by ARE and (B) sold during such month by ARE, minus (ii) all actual costs (on a per gallon basis) incurred by ARE in conjunction with the handling, movement and sale of such Ethanol, including but not limited to terminal lease charges, throughput charges, terminal shrinkage costs, freight charges, tariffs, costs of leasing railcars, trucks, river barges and ocean going vessels, government taxes and assessments, insurance, inspection fees, administrative costs, working capital carrying costs, bad debt expense, and costs of purchasing and delivering replacement ethanol due to lost or interrupted Ethanol production and other costs, but excluding direct marketing costs incurred in marketing such Ethanol. ARE shall use commercially reasonable efforts to contain the costs described in clause (ii) above so as to maximize the Alliance Net Pool Price.

b.	If ARE’s pooled volume of fuel grade Ethanol at the end of a month is higher than its pooled volume at the end of the immediately preceding month because pooled sales volumes were less than the aggregate volume supplied by the alliance partners or produced by ARE during such month, the Alliance Net Pool Price for such month shall be calculated as if the amount of such increase was included as gallons supplied by the alliance partners and/or produced by ARE and sold by ARE during such month at a price per gallon equal to the estimated Alliance Net Pool Price for the immediately following month (as determined in good faith by ARE). The amount by which the Alliance Net Pool Price for any month is increased or decreased as a result of the foregoing sentence is the “Pooled Volume Adjustment” for such month.

c.	In the event that the actual Alliance Net Pool Price for a month is different from the estimated Alliance Net Pool Price used in calculating the Pooled Volume Adjustment for the immediately preceding month, an adjustment to the Alliance Net Pool Price in the current month shall be made by an offset which is equal to the amount of such difference. Such adjustment is the “Pooled Volume True-Up.” Payment shall be made in accordance with paragraph C below. A Pooled Volume True-Up shall occur at the time of payment for the last delivery of Ethanol under this Agreement to reflect the actual Alliance Net Pool Price for the final month of the term of this Agreement.
B.	Commission. For each gallon of Ethanol sold by E ENERGY to ARE under this Agreement, ARE shall deduct from the Alliance Net Pool Price a commission equal to three quarters of one percent (0.75%) of the Alliance Net Pool Price.

C.	Payment. For all quantities of Ethanol purchased by ARE from E ENERGY and shipped from the Plant during a one-week period beginning on Monday and ending on the following Sunday, ARE shall pay the estimated Alliance Net Pool Price referred to in Section 5.A. less commissions referred to in Section 5.B., to E ENERGY by ACH or wire no later than ten (10) business days following the end of said one-week period. If at calendar month’s end, the actual Alliance Net Pool Price exceeds the estimated Alliance Net Pool Price, ARE shall pay E ENERGY on or before the 15th business day of the following calendar month an amount equal to the product of (i) the difference between the actual and estimated Alliance Net Pool Price (in each case less commissions) and (ii) the aggregate quantity of Ethanol purchased by ARE from E ENERGY and shipped from the Plant under this Agreement during the prior calendar month. If the actual Alliance Net Pool Price is less than the estimated Alliance Net Pool Price, E ENERGY shall pay ARE, and ARE shall have the right to withhold and set off from future payments to E ENERGY, an amount equal to the product of (x) the difference between the actual and estimated Alliance Net Pool Price (in each case less commissions) and (y)

the aggregate quantity of Ethanol purchased by ARE from E ENERGY and shipped from the Plant under this Agreement during such month.

D.	Supporting Records. ARE shall keep a set of books and records in accordance with generally accepting accounting principals with respect to all sales of Ethanol hereunder and all costs and commissions associated therewith, and shall make such books and records reasonably available to E ENERGY’s independent outside accounting representatives (upon execution by such independent outside accounting representative of a mutually agreeable confidentiality agreement) at ARE’s office at any time by appointment during normal business hours upon at least five (5) business days prior written notice; provided that E ENERGY shall be entitled to no more than one (1) such visit in any calendar year and E ENERGY’s independent outside accounting representatives shall be permitted to disclose to E ENERGY only aggregate summary information of the results of its review, and not any contract or customer specific information. In addition, ARE shall provide E ENERGY by e-mail or fax with supporting documentation regarding the calculation of the estimated Alliance Net Pool Price with each weekly payment for Ethanol.
6.	Responsibility for Dedicated Railcars. E ENERGY acknowledges that ARE will enter into leases or other arrangements intended to secure the availability of sufficient railcars to ship the Ethanol produced at the Plant as contemplated by this Agreement (“Dedicated Railcars”). ARE shall promptly notify E ENERGY of such arrangements. In the event E ENERGY or ARE terminates this Agreement and ARE’s commitments with respect to the Dedicated Railcars continue past the date of such termination, E ENERGY shall be responsible for all of ARE’s costs and expenses (including without limitation carrying costs and finance charges) related to such Dedicated Railcars after the date of such termination through the end of the current lease period. ARE and E ENERGY shall cooperate in good faith to minimize the amount of any such costs and expenses, including using commercially reasonable efforts to assign ARE’s rights and obligations with respect to the Dedicated Railcars to E ENERGY. Without limiting the generality of the foregoing, except as may otherwise be agreed by ARE and E ENERGY and recognizing that ARE will make a good faith effort to accommodate any start-up issues and schedule rail cars accordingly, in the event that the Plant does not start up or fails to provide substantially the contemplated volumes of Product, any costs incurred for such Dedicated Railcars not so utilized shall be for E ENERGY’s account,
7.	Indemnity: ARE shall indemnify, defend, and hold E ENERGY and its affiliates, subsidiaries, parents, and its and their respective directors, officers, stockholders, members, employees, and agents harmless from and against any and all claims, losses, awards, judgments, settlements, fines, penalties, liabilities, damages, costs or expenses (including reasonable out-of-pocket Attorney’s fees and expenses) incurred on account of any injury or death of persons or damages to property to the extent caused by or arising out of the negligence or willful misconduct of

ARE, its officers, employees, or agents in performing ARE’s obligations under this Agreement.

E ENERGY shall indemnify, defend, and hold ARE and its affiliates, subsidiaries, parents, and its and their respective directors, officers, stockholders, employees, and agents harmless from and against any and all claims, losses, awards, judgments, settlements, fines, penalties, liabilities, damages, costs or expenses (including reasonable out-of-pocket Attorney’s fees and expenses) incurred on account of any injury to or death of persons or damages to property to the extent caused by or arising out of the negligence or willful misconduct of E ENERGY, its officers, employees, or agents in performing E ENERGY‘s obligations under this Agreement. In addition, E ENERGY shall indemnify and hold ARE and its affiliates, subsidiaries, parents, and its and their respective directors, officers, stockholders, employees, and agents harmless from and against any and all claims, losses, awards, judgments, settlements, fines, penalties, liabilities, damages, costs or expenses (including reasonable out-of-pocket Attorney’s fees and expenses) to the extent caused by or arising out of (i) any defects in, or otherwise relating to the quality or condition of, the Ethanol supplied by E ENERGY and (ii) noncompliance with applicable federal, state or local rules, regulations or requirements regarding shipment of Ethanol from the Plant as more fully set forth in Section 4.D above.
8.	Force Majeure:
A.	In the event either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, it is agreed that on such Party’s giving notice in writing, or by telephone and confirmed in writing, to the other Party as soon as possible after the commencement of such Force Majeure event, the obligations of the Party giving such notice, so far as and to the extent they are affected by such Force Majeure, shall be suspended from the commencement of such Force Majeure and during the remaining period of such Force Majeure, but for no longer period, and such Force Majeure shall so far as possible remedied with all reasonable dispatch; provided, however, the obligation to make payments then accrued hereunder prior to the occurrence of such Force Majeure shall not be suspended.

B.	The term “Force Majeure” as used in this Agreement shall mean strikes, lockouts, or industrial disturbances; riots or civil disturbances; interference by civil or military authorities; wars, blockades, insurrection, or acts of other public enemy or acts of terrorism; epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, or other acts of God; arrests or restraints of governments and people; compliance with federal, state, or local laws, rules, or regulations, acts, orders, directives, requisitions or requests of any official or agency of federal, state or local governments; fires, explosions, freezing, failures, disruptions, breakdowns or accidents to transportation equipment or facilities; prorationing by transporters; the necessity of testing, making repairs, alterations or enlargements to transportation equipment or facilities; embargoes, priorities, expropriation or condemnation by government or governmental authorities; and any other cause which is not reasonably within the control of the Party claiming suspension.
9.	Limitation of Damages: NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY HEREUNDER FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS A CONTRACT BREACH OR TORT OR OTHERWISE THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT OR ITS PERFORMANCE EXCEPT FOR ANY SUCH AMOUNTS PAID BY A PARTY TO A NON-AFFILIATE THIRD PARTY, WHICH WOULD THEREFORE BE CONSIDERED ACTUAL DAMAGES INCURRED BY SUCH PARTY.
10.	Independent Contractor: It is expressly understood that the relationship of ARE to E ENERGY is that of an independent contractor and nothing contained herein shall be construed to create any partnership, agency, or employer/employee relationship. ARE may freely choose the customers from whom business shall be solicited and the time and place for solicitation.
11.	Notices: Any notices required to be given under this Agreement shall be in writing and be sufficiently given when delivered in person or deposited in the U.S. mail (registered or certified), postage prepaid, addressed as follows:

E ENERGY:	E ENERGY ADAMS, LLC 510 Main St
PO Box 49
Adams, NE 68301.3830
Attn.: Jack L. Alderman

ARE:	AVENTINE RENEWABLE ENERGY, INC.
P. O. Box 10
Pekin, IL 61555
Attn: Ron Miller
12.	Insurance: Each Party shall maintain, at all times while this Agreement is in effect, and each at its own sole cost and expense, comprehensive general liability insurance with a combined single limit for bodily injury and property damage of not less than $1,000,000 for any one occurrence. Each Party shall, promptly after execution of this Agreement, furnish the other Party a Certificate of Insurance evidencing the foregoing insurance coverage, and shall promptly provide the other Party with prior written notice of any change to or cancellation of such Certificate of Insurance or insurance coverage. The insurance requirements set forth herein are minimum coverage requirements and are not to be construed in any way as a limitation on liability under this Agreement.

13.	Entire Agreement: This Agreement contains the entire agreement between the Parties and supersedes all previous agreements, either oral or written, between the Parties. The language of this Agreement shall not be construed in favor of or against either Party, but shall be construed as if the language was drafted mutually by both Parties. No modifications hereof shall be valid unless made in writing and signed by both Parties.
14.	Waiver: The failure of either Party to enforce any of its rights hereunder on any particular occasion shall not constitute a waiver of such rights on any subsequent occasion.
15.	Assignment: This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either party may assign its rights and responsibilities to a subsidiary or similarly related organization if such assignment is part of a business restructuring and such assignment does not materially impair or affect the rights and obligations of the other Party.
16.	Headings: Any paragraph headings are used for convenience only and are not intended and shall not be used in interpreting any provisions of this Agreement.
17.	No Third Party Beneficiary: Except as otherwise provided herein, nothing contained in this Agreement shall be considered or construed as conferring any right or benefit on a person not a Party to this Agreement and neither this Agreement nor the performance hereunder shall be deemed to have created a joint venture or partnership between the Parties.
18.	Governing Law: This Agreement shall be governed by the laws of the State of Nebraska without regard to the conflict of laws provisions thereof. Each of the parties hereto irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Nebraska in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement.
19.	Arbitration: Any dispute arising out of or in connection with this Agreement shall be submitted to arbitration. The arbitration shall be conducted according to the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be New York, New York or such other place as may be agreed upon by the Parties. Both Parties shall attempt to agree upon one arbitrator, but if they are unable to agree, each shall appoint an arbitrator and these two shall appoint a third arbitrator. Expenses of the arbitrator(s) shall be divided equally between the Parties. Judgment upon the award rendered by the arbitrators) may be entered in any court having jurisdiction thereof, and shall be enforceable against the Parties in accordance with the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards, as amended.

20.	Severability: If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
21.	Confidentiality: The terms of this Agreement and any non-public information provided to either Party pursuant to this Agreement (including without limitation pursuant to Section 5.D. hereof) are confidential and the Party receiving such information will hold, and will cause its agents, accountants and advisors to hold, all such information in confidence, unless it is compelled to disclose such information by judicial or administrative process or by other requirements of law. Notwithstanding any other provision contained in this Agreement, ARE acknowledges and agrees that the disclosure of this Agreement and the transactions contemplated hereby by E ENERGY in any report filed with the Securities and Exchange Commission at any time after the date hereof will not be a violation of this Section 21.
In WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

AVENTINE RENEWABLE ENERGY, INC.		E ENERGY ADAMS, LLC

By:	/s/ Ronald Miller	By:	/s/ Jack L. Alderman
	Ronald Miller, President		Jack L. Alderman, President

Date:	October 9, 2006	Date:	September 29, 2006

EXHIBIT A
ILLUSTRATIVE EXAMPLE OF CALCULATION OF
ALLIANCE NET POOL PRICE

		$/GALLON

Gross Ethanol Price (alliance producers and ARE)		1.650

Less:	Terminal Lease Charges, Throughput Charges, Terminal Shrinkage Costs, Freight, Tariffs, Tank Car, Truck, River Barge and Ocean Going Vessel Leasing Costs, Government Taxes and Assessments, insurance, Inspection Fees and other costs (except for those separately set forth below) under item (ii) of the definition of Alliance Net Pool Price.	0.135

Working Capital including Inventory Carrying Costs		0.006

Indirect Marketing Costs including Bad Debt Expense		0.002

ALLIANCE POOL PRICE before POOLED VOLUME ADJUSTMENT		1.507

Pooled Volume Adjustment Plus or (Minus)		+ 0.002

ALLIANCE POOL PRICE before POOLED VOLUME TRUE-UP		1.509

Prior Month Pooled Volume True-Up Plus or (Minus)		(0.001)

ALLIANCE NET POOL PRICE		1.508